EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-102765) pertaining to Carmike Cinemas, Inc. Non-Employee Directors Long-Term Stock Incentive Plan, Form S-8 (No. 333-102764) pertaining to Carmike Cinemas, Inc. Employee and Consultant Long-Term Stock Incentive Plan, and Form S-8 (No. 333-85194) pertaining to Carmike Cinemas, Inc. 2002 Stock Plan of our report dated March 3, 2003 with respect the consolidated financial statements and schedule of Carmike Cinemas, Inc. and subsidiaries included in the Annual Report (Form 10-K), for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 25, 2003